Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

CHESAPEAKE UTILITIES CORPORATION REPORTS 26 PERCENT INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2005

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced an increase of 26 percent in net income for the quarter ended June 30, 2005 compared to the same period in 2004. The primary factors contributing to higher earnings for the quarter were continued strong customer growth for natural gas distribution operations, improved gross margin for propane operations, and colder weather on the Delmarva Peninsula. Second quarter net income was $796,000, or $0.14 per share (diluted), an increase of $165,000, compared to 2004. Operating income increased $162,000, or 7 percent, to $2.3 million for the second quarter of 2005 compared to the second quarter of 2004. Net income for the first six months of 2005 was $7.0 million, or $1.19 per share (diluted), an increase from $6.4 million, or $1.09 per share (diluted) for the same period in 2004. For the twelve months ended June 30, 2005, net income was $10.1 million, or $1.72 per share (diluted), compared to $8.3 million, or $1.43 per share (diluted), for the twelve months ended June 30, 2004.

“We continue to be pleased with the strong performance of our core gas distribution and propane operations,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Customer growth in our natural gas distribution operations remains well above the industry average, and our employees have done an excellent job of efficiently managing the capital spending to support this growth and controlling expenses to serve our new customers. Propane operations continue to perform well operationally and financially, and the Delmarva propane business continues to lay the foundation for future growth through investment in community gas systems.”

The discussions of the results for each of the periods ended June 30, 2005, use the term “gross margin.”“Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin” see Footnote (1) to the Supplemental Income Statement Data which follows. The discussions also refer to “other operating expenses.”“Other operating expenses” refer to the following expense categories: operations, maintenance, depreciation and amortization, and other taxes.

Results for the quarter ended June 30, 2005
Gross margin increased $1.3 million for the second quarter of 2005 compared to 2004, as higher margins from the natural gas and propane operations more than offset a decline in margin from the advanced information services segment. Gross margin from natural gas distribution and transmission operations rose by $1.3 million, or 13 percent, for the second quarter of 2005 compared to the same period of 2004. The increase resulted from residential customer growth of 9 and 7 percent for Delmarva and Florida, respectively, and an increase from the natural gas transmission operation’s firm transportation services. The growth, in total, contributed approximately $968,000 to the increase in margins. In addition, colder weather is estimated to have contributed $310,000 to natural gas margins in Delaware and Maryland. Other operating expenses for the natural gas segment increased $788,000, or 11 percent, due primarily to costs of supporting the customer growth and costs associated with higher margins.

The propane operation achieved an increase of $356,000, or 14 percent, in gross margin for the second quarter of 2005 compared to 2004, while holding the increase in other operating expenses to $237,000, or 7 percent, during the same period. The Delmarva propane distribution operations contributed $2.3 million of gross margin, an increase of $320,000 compared to 2004. Colder weather contributed approximately $290,000 to the increase. The Florida propane operation continued its improvement generating margin growth of $80,000. Other operating expenses for the Delmarva operations increased $185,000 for the second quarter of 2005 compared to the second quarter of 2004. The increase related to the start-up location in Pennsylvania and costs relating to employee benefit claims. Other operating expenses for the Florida propane distribution operations increased $46,000, due primarily to costs to support customer growth and higher gross margins. Gross margin for the propane wholesale marketing operation decreased $44,000 in 2005 compared to the second quarter in 2004, primarily due to the Company’s decision to pursue conservative marketing strategies, which lowers risk and earnings, in light of continued high wholesale price levels.

The advanced information services segment experienced a decrease of $291,000 in operating income compared to the second quarter of 2004. Gross margin decreased $405,000 primarily due to a drop in Web consulting revenue and lower sales of Progress™ software licenses. Other operating expenses decreased $115,000 primarily due to cost containment measures implemented during the second quarter and lower incentive compensation due to lower revenues and earnings. The Company estimates that the cost containment measures will reduce expenses by $32,000 monthly beginning June 1, 2005 or $384,000 annually.

Results for the six months ended June 30, 2005
Net income for the six months ended June 30, 2005 was $7.0 million or $1.19 per share (diluted) compared to $6.4 million or $1.09 per share (diluted) for the same period in 2004. Gross margin for the first six months of 2005 increased $3.2 million, or 9 percent, as higher margins from the natural gas and propane operations more than offset a decline in margin from the advanced information services segment.

Gross margin from the natural gas distribution and transmission operations rose by $2.4 million, or 10 percent, when compared to the same period in 2004. The increase resulted from residential customer growth of 9 percent for Delmarva and 8 percent for Florida, and an increase in the natural gas transmission operations firm transportation services. The growth, in total, contributed approximately $2,100,000 to the increase in margins. In addition, colder weather is estimated to have contributed $305,000 to natural gas margins in Delaware and Maryland. Other operating expenses increased by $1.3 million, or 8 percent, due primarily to costs of supporting customer growth and higher margins.

Gross margin from the propane segment increased $1.3 million, or 13 percent, for the first six months of 2005. The Delmarva propane distribution operations contributed $9.5 million of gross margin, an increase of $1.0 million, or 12 percent, compared to the same period of 2004. The increase was primarily due to changes in purchasing and hedging strategies, colder weather and growth in Florida. The Florida propane distribution improved operating income by $155,000 for the first six months of 2005 compared to the same period in 2004. The number of customers in Florida increased 32 percent resulting in an improvement of $241,000 to gross margin. An increase in operating expenses of $86,000 partially offset the increase in gross margin. Gross margin for the propane wholesale marketing operation increased $30,000 over the same period in 2004. The wholesale marketing operation continues to follow conservative marketing strategies, which lower risk and earnings, in light of continued high wholesale price levels.

The advanced information services segment experienced a decrease of $596,000 in operating income compared to the first six months of 2004. Gross margin decreased $545,000 primarily due to a drop in consulting revenues for the eBusiness group and lower product sales of Progress™ software licenses. Other operating expenses increased $51,000, primarily due to consulting charges incurred for continued investment in enhancements to the Lightweight Association Management Processing System (LAMPS™) software package, which were offset by cost containment measures implemented to lower operating expenses.

Results for the twelve months ended June 30, 2005
Net income for the twelve months ended June 30, 2005 was $10.1 million, or $1.72 per share (diluted), compared to $8.3 million, or $1.43 per share (diluted), for the twelve months ended June 30, 2004. The increase in net income for the twelve-month period reflects higher income from continuing operations and the reduction of losses from discontinued operations. Other operating expenses for the twelve months ended June 30, 2005 include approximately $680,000 of costs related to implementing the Sarbanes-Oxley Act Section 404 requirements for the Company’s initial year of compliance. Net income from continuing operations for the twelve months ended June 30, 2005 increased $1.3 million, or 15 percent, to $10.2 million, or $1.74 per share (diluted).

The natural gas segment achieved an increase in gross margin of $3.5 million, or 8 percent, for the twelve-month period ended June 30, 2005. Residential customer growth of 3,659 customers, or 8 percent, for Delmarva and Florida, an increase in the firm transportation entitlements for the natural gas transmission segment and industrial growth in Florida contributed to the increase. For the twelve months ended June 30, 2005, colder weather on the Delmarva Peninsula resulted in an increase of 233 heating degree-days compared to the twelve months ended June 30, 2004. Other operating expenses increased $1.6 million to support the customer growth and costs associated with the increase in revenues.

The propane segment increased gross margin by $1.9 million, or 12 percent. This improvement reflects increased gross margin per retail gallon and increased sales volumes for the Delmarva distribution operations, gross margin from the Pennsylvania start-up location, customer growth for the Florida distribution operations and improved wholesale marketing opportunities. Other operating expenses increased only $518,000, or 4 percent, resulting in an increase of $1.3 million, or 74 percent, in operating income.

Advanced information services’ gross margin decreased $886,000 for the twelve months ended June 30, 2005, compared to the same period ended June 30, 2004, reflecting a decline in Web consulting revenue. In addition, the results for 2004 included a non-recurring sale of software rights that increased margins $302,000. Other operating expenses increased $119,000, primarily driven by costs related to enhancements to LAMPS™.

Chesapeake successfully completed the divestiture of all of its water operations in October 2004, thus reducing the losses from discontinued operations. Losses for the twelve months ended June 30, 2005 were $105,000 compared to $640,000 for the twelve months ended June 30, 2004.

Condensed Consolidated Statements of Income
For the Periods Ended June 30, 2005 and 2004
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Second Quarter		Year to Date		Twelve Months Ended
	2005	2004	2005	2004	2005	2004
Operating Revenues	$42,220	$34,293	$120,066	$98,055	$199,966	$167,325

Operating Expenses
Cost of sales, excluding costs below	26,911	20,246	79,464	60,643	128,448	100,319
Operations	9,433	8,622	19,542	17,790	36,896	34,384
Maintenance	489	416	818	796	1,541	1,684
Depreciation and amortization	1,911	1,811	3,812	3,622	7,448	7,184
Other taxes	1,151	1,035	2,601	2,342	4,696	4,485
Total operating expenses	39,895	32,130	106,237	85,193	179,029	148,056

Operating Income	2,325	2,163	13,829	12,862	20,937	19,269

Other income net of other expenses	228	74	311	177	683	327

Interest charges	1,273	1,328	2,551	2,655	5,164	5,466

Income Before Income Taxes	1,280	909	11,589	10,384	16,456	14,130

Income taxes	484	297	4,560	3,999	6,263	5,237

Income from Continuing Operations	796	612	7,029	6,385	10,193	8,893

Income (loss) from discontinued operations, net of income taxes	-	19	-	(15)	(105)	(640)

Net Income	$796	$631	$7,029	$6,370	$10,088	$8,253

Average Shares Outstanding	5,823,041	5,728,158	5,808,514	5,708,294	5,785,178	5,673,999

Earnings Per Share - Basic
From continuing operations	$0.14	$0.11	$1.21	$1.12	$1.76	$1.57
From discontinued operations	-	-	-	-	(0.02)	(0.12)
Net Income	$0.14	$0.11	$1.21	$1.12	$1.74	$1.45

Earnings Per Share - Diluted
From continuing operations	$0.14	$0.11	$1.19	$1.10	$1.74	$1.54
From discontinued operations	-	-	-	(0.01)	(0.02)	(0.11)
Net Income	$0.14	$0.11	$1.19	$1.09	$1.72	$1.43

Supplemental Income Statement Data
For the Periods Ended June 30, 2005 and 2004
Dollars in Thousands
(Unaudited)

	Second Quarter		Year to Date		Twelve Months Ended
	2005	2004	2005	2004	2005	2004
Gross Margin (1)
Natural Gas	$11,310	$10,025	$27,352	$24,968	$49,174	$45,686
Propane	2,840	2,484	10,946	9,645	17,645	15,784
Advanced Information Services	1,181	1,586	2,373	2,918	4,867	5,753
Other	(22)	(48)	(69)	(119)	(168)	(217)
Total Gross Margin	$15,309	$14,047	$40,602	$37,412	$71,518	$67,006

Operating Income
Natural Gas	$3,194	$2,697	$10,986	$9,915	$18,163	$16,294
Propane	(763)	(882)	3,239	2,440	3,163	1,820
Advanced Information Services	(31)	260	(264)	332	(208)	797
Other	(75)	88	(132)	175	(181)	358
Total Operating Income	$2,325	$2,163	$13,829	$12,862	$20,937	$19,269

Heating Degree-Days — Delmarva Peninsula
Actual	581	410	3,172	3,004	4,847	4,614
10-year average (normal)	506	500	2,762	2,771	4,383	4,409

(1) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring its business units' performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799